Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated May 23, 2019, with respect to the statements of net assets available for benefits of Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2018, which report appears in the annual report on Form 11-K of Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2018:

1.	Registration Statement No. 333-194215 on Form S-8, dated February 28, 2014

2.	Registration Statement No. 333-221170 on Form S-8, dated October 27, 2017

/s/ LONG & ASSOCIATES, LLC

May 23, 2019

Alpharetta, Georgia